Exhibit 99.1
CONSENT OF SOUTHWEST SECURITIES, INC.
Board of Trustees
United Mortgage Trust
5740 Prospect Avenue, Suite 1000
Dallas, Texas 75206
Members of the Board:
We hereby consent to the inclusion of (i) our opinion letter, dated September 1, 2005, to the Board of Trustees of United Mortgage Trust as Annex B to the proxy statement included in the Registration Statement of UMT Holdings, L.P. (“UMT Holdings”) on Form S-4 (the “Registration Statement”) relating to the proposed merger involving United Mortgage Trust and UMT Holdings, and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled “SUMMARY — Questions and Answers about the Merger;” “SUMMARY — Fairness Opinion of Southwest Securities, Inc.;” “THE MERGER PROPOSAL — Background of the Merger;” “THE MERGER PROPOSAL — United Mortgage Trust’s Reasons for the Merger and Board of Trustees’ Recommendation;” “THE MERGER PROPOSAL — Opinion of United Mortgage Trust’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

SOUTHWEST SECURITIES, INC.

By:	/s/ Layne A. Deutscher

Layne A. Deutscher
Senior Vice President and Managing Director

Date:	September 7, 2005